Exhibit 99.1

Fifth Street Finance Corp. Announces Quarter Ended December 31, 2015 Financial Results

GREENWICH, CT, February 9, 2016 - Fifth Street Finance Corp. (NASDAQ:FSC) ("FSC" or "we") announces its financial results for the first fiscal quarter ended December 31, 2015.

First Fiscal Quarter 2016 and Post-Quarter Highlights

•	Net investment income for the quarter ended December 31, 2015 was $26.6 million, or $0.18 per share;

•	Net asset value per share was $8.41 at December 31, 2015;

•	We closed $338.3 million of investments during the quarter ended December 31, 2015; and

•	We and our investment adviser agreed on a permanent reduction in our base management fee from 2.00% to 1.75% effective January 1, 2016.

Portfolio and Investment Activity

Our Board of Directors determined the fair value of our investment portfolio at December 31, 2015 and September 30, 2015 to be $2.3 billion and $2.4 billion, respectively. Total assets at December 31, 2015 and September 30, 2015 were $2.5 billion and $2.6 billion, respectively.

During the quarter ended December 31, 2015, we closed $338.3 million of investments in six new and five existing portfolio companies, and funded $351.9 million across new and existing portfolio companies. This compares to closing $279.3 million in ten new and six existing portfolio companies, and funding $288.0 million during the quarter ended September 30, 2015. During the quarter ended December 31, 2015, we received $226.2 million in connection with the full repayments of seven of our debt investments, all of which were exited at or above par, including $119.0 million of principal plus additional fees from First Choice ER, LLC, our largest non-control investment. We also received an additional $96.5 million in connection with syndications and sales of debt investments.

At December 31, 2015, our portfolio consisted of investments in 131 companies, 113 of which were completed in connection with investments by private equity sponsors, one of which was in Senior Loan Fund JV I, LLC ("SLF JV I") and 17 of which were in private equity funds. At fair value, 93.9% of our portfolio consisted of debt investments and 80.5% of our portfolio consisted of senior secured loans. Our average portfolio company debt investment size at fair value was $20.4 million at December 31, 2015, versus $20.7 million at September 30, 2015, and investments in the energy sector represented only 1.7% of our portfolio at fair value.

At December 31, 2015, SLF JV I had $360.4 million in assets, including senior secured loans to 32 portfolio companies.  The joint venture generated income of $4.5 million to FSC during the first fiscal quarter, which represented a 13.0% weighted average annualized return on investment.

Our weighted average yield on debt investments at December 31, 2015, including the return on SLF JV I, was 10.4% and included a cash component of 9.9%. At December 31, 2015 and September 30, 2015, $1.7 billion of our debt investments at fair value bore interest at floating rates, which represented 78.7% and 77.5%, respectively, of our total portfolio of debt investments at fair value.

Results of Operations

Total investment income for the quarters ended December 31, 2015 and December 31, 2014 was $65.1 million and $65.3 million, respectively. For the quarter ended December 31, 2015, the amount primarily consisted of $54.5 million of interest income from portfolio investments. For the quarter ended December 31, 2014, the amount primarily consisted of $58.0 million of interest income from portfolio investments. For the quarter ended December 31, 2015, PIK interest income net of PIK collected in cash represented only 4.2% of total investment income.

Net expenses for the quarters ended December 31, 2015 and December 31, 2014 were $38.5 million and $38.9 million, respectively. Net expenses decreased for the quarter ended December 31, 2015 as compared to the quarter ended December 31, 2014, due primarily to a $2.9 million decrease in incentive fees, which was attributable to a 8.2% decrease in pre-incentive fee net investment income for the year-over-year period, and a $2.4 million decrease in base management fees, which was due to a 16.8% decrease in our total assets for the year-over-year period. The decrease in fees paid to our investment adviser was partially offset by a $5.8 million increase in professional fees related to the pending FSC litigation and year end audit and, to a lesser extent, preparation for our annual meeting.

Net realized and unrealized losses on our investment portfolio for the quarters ended December 31, 2015 and December 31, 2014 were $89.5 million and $54.9 million, respectively. For the quarter ended December 31, 2015, approximately 40% of our portfolio losses were due to broader market fluctuations, including spread widening, with the remainder due to credit deterioration in a small number of investments.

"We believe the permanent reduction in base management fees at FSC places our fee structure at the industry median and will increase FSC's return on equity," stated Todd G. Owens, Chief Executive Officer, adding, "We are pleased that despite the short-term increase in professional fees, our net investment income covered our dividend on a per share basis for the fourth consecutive quarter. We are confident that we are taking the right steps to deliver consistent results and execute on our strategic initiatives while also creating value for all FSC stockholders."

Liquidity and Capital Resources

At December 31, 2015, we had $95.2 million of cash and cash equivalents (including restricted cash), portfolio investments (at fair value) of $2.3 billion, $15.6 million of interest, dividends and fees receivable, $225.0 million of SBA debentures payable, $385.3 million of borrowings outstanding under our credit facilities, $115.0 million of unsecured convertible notes payable, $410.4 million of unsecured notes payable, $19.2 million of secured borrowings and unfunded commitments of $269.1 million.

At September 30, 2015, we had $143.5 million of cash and cash equivalents (including restricted cash), portfolio investments (at fair value) of $2.4 billion, $15.7 million of interest, dividends and fees receivable, $225.0 million of SBA debentures payable, $427.3 million of borrowings outstanding under our credit facilities, $115.0 million of unsecured convertible notes payable, $410.3 million of unsecured notes payable, $21.2 million of secured borrowings and unfunded commitments of $305.3 million.

Dividend Declaration

In addition to our previously declared dividend of $0.06 per share, which is payable on February 26, 2016 to stockholders of record on February 12, 2016, our Board of Directors met on February 8, 2016 and declared the following distributions:

•	$0.06 per share, payable on March 31, 2016 to stockholders of record on March 15, 2016;
•	$0.06 per share, payable on April 29, 2016 to stockholders of record on April 15, 2016; and
•	$0.06 per share, payable on May 31, 2016 to stockholders of record on May 13, 2016.

Dividends are paid primarily from distributable (taxable) income. To the extent our taxable earnings for a fiscal taxable year fall below the total amount of our dividend distributions for that fiscal year, a portion of those distributions may be deemed a return of capital to our stockholders. Our Board of Directors determines dividends based on estimates of distributable (taxable) income, which differ from book income due to temporary and permanent differences in income and expense recognition and changes in unrealized appreciation and depreciation on investments.

Stock Repurchase Program

On November 30, 2015, our Board of Directors authorized a common stock repurchase program to acquire up to $100 million of the outstanding shares of our common stock through November 30, 2016. Common stock repurchases under this program are to be made through the open market, privately negotiated transactions or otherwise at times, and in such amounts, as our management deems appropriate, subject to various factors, including company performance, capital availability, general economic and market conditions, regulatory requirements and other corporate considerations, as determined by management. The repurchase program may be suspended or discontinued at any time, and we expect to finance the stock repurchases with existing cash balances or by incurring leverage. We intend to repurchase shares of our common stock during the quarter ending March 31, 2016.

Portfolio Asset Quality

We utilize the following investment ranking system for our investment portfolio:

•	Investment Ranking 1 is used for investments that are performing above expectations and/or capital gains are expected.

•	Investment Ranking 2 is used for investments that are performing substantially within our expectations, and whose risks remain materially consistent with the potential risks at the time of the original or restructured investment. All new investments are initially ranked 2.

•	Investment Ranking 3 is used for investments that are performing below our expectations and for which risk has materially increased since the original or restructured investment. The portfolio company may be out of compliance with debt covenants and may require closer monitoring. To the extent that the underlying agreement has a PIK interest provision, investments with a ranking of 3 are generally those on which we are not accruing PIK interest.

•	Investment Ranking 4 is used for investments that are performing substantially below our expectations and for which risk has increased substantially since the original or restructured investment. Investments with a ranking of 4 are those for which some loss of principal is expected and are generally those on which we are not accruing cash interest.

At December 31, 2015 and September 30, 2015, the distribution of our investments on the 1 to 4 investment ranking scale at fair value was as follows (dollars in thousands):

Investment Ranking	December 31, 2015				September 30, 2015
	Fair Value	% of Portfolio	Leverage Ratio		Fair Value	% of Portfolio	Leverage Ratio
1	$68,354	2.94%	0.96		$215,095	8.95%	1.85
2	2,117,226	91.03	4.85		2,040,006	84.91	4.94
3	35,388	1.52	5.08		122,128	5.08	5.54
4	104,791	4.51	NM	(1)	25,266	1.06	NM	(1)
Total	$2,325,759	100.00%	4.71		$2,402,495	100.00%	4.60

_____________

(1)                 Due to operating performance this ratio is not measurable and, as a result, is excluded from the total portfolio calculation.

We may from time to time modify the payment terms of our investments, either in response to current economic conditions and their impact on certain of our portfolio companies or in accordance with tier pricing provisions in certain loan agreements. As of December 31, 2015, we had modified the payment terms of our investments in 16 portfolio companies. Such modified terms may include increased PIK interest rates and reduced cash interest rates. These modifications, and any future modifications to our loan agreements, may limit the amount of interest income that we recognize from the modified investments, which may, in turn, limit our ability to make distributions to our stockholders.

As of December 31, 2015, there were five investments on which we had stopped accruing cash and/or PIK interest or OID income that represented 4.6% of our debt portfolio at fair value in the aggregate.

Recent Developments

On January 20, 2016, we announced that our Investment Adviser has agreed to an amendment to the investment advisory agreement to permanently reduce the base management fee. As of January 1, 2016, the base management fee on total gross assets (excluding cash and cash equivalents) has been reduced from 2.00% to 1.75%. The other commercial terms of our existing investment advisory arrangement with our Investment Adviser remain unchanged.

Fifth Street Finance Corp.

Consolidated Statements of Assets and Liabilities

(in thousands, except per share amounts)

(unaudited)

	December 31, 2015	September 30, 2015
ASSETS
Investments at fair value:
Control investments (cost December 31, 2015: $344,798; cost September 30, 2015: $333,520)	$315,527	$318,893
Affiliate investments (cost December 31, 2015: $35,355; cost September 30, 2015: $36,637)	39,782	40,606
Non-control/Non-affiliate investments (cost December 31, 2015: $2,107,095; cost September 30, 2015: $2,102,781)	1,970,450	2,042,996
Total investments at fair value (cost December 31, 2015: $2,487,248; cost September 30, 2015: $2,472,938)	2,325,759	2,402,495
Cash and cash equivalents	82,591	138,377
Restricted cash	12,624	5,107
Interest, dividends and fees receivable	15,553	15,687
Due from portfolio companies	2,350	2,641
Receivables from unsettled transactions	—	5,168
Deferred financing costs	14,761	16,051
Other assets	39	131
Total assets	$2,453,677	$2,585,657

LIABILITIES AND NET ASSETS
Liabilities:
Accounts payable, accrued expenses and other liabilities	$8,695	$5,006
Base management fee and Part I incentive fee payable	3,525	16,531
Due to FSC CT	3,265	2,965
Interest payable	11,148	4,300
Amounts payable to syndication partners	—	1,316
Payables from unsettled transactions	9,091	3,648
Credit facilities payable	385,295	427,295
SBA debentures payable	225,000	225,000
Unsecured convertible notes payable	115,000	115,000
Unsecured notes payable	410,387	410,320
Secured borrowings at fair value (proceeds December 31, 2015: $19,975; proceeds September 30, 2015: $21,787)	19,158	21,182
Total liabilities	1,190,564	1,232,563
Commitments and contingencies
Net assets:
Common stock, $0.01 par value, 250,000 shares authorized; 150,263 and 150,668 shares issued and outstanding at December 31, 2015 and September 30, 2015, respectively	1,503	1,507
Additional paid-in-capital	1,628,989	1,631,523
Treasury stock, 423 shares at September 30, 2015	—	(2,538)
Net unrealized depreciation on investments and secured borrowings	(160,673)	(69,838)
Net realized loss on investments and secured borrowings	(179,578)	(180,945)
Accumulated overdistributed net investment income	(27,128)	(26,615)
Total net assets (equivalent to $8.41 and $9.00 per common share at December 31, 2015 and September 30, 2015, respectively)	1,263,113	1,353,094
Total liabilities and net assets	$2,453,677	$2,585,657

Fifth Street Finance Corp.

Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three months ended December 31, 2015	Three months ended December 31, 2014
Interest income:
Control investments	$3,655	$3,695
Affiliate investments	1,051	1,097
Non-control/Non-affiliate investments	46,397	49,211
Interest on cash and cash equivalents	63	10
Total interest income	51,166	54,013
PIK interest income:
Control investments	980	1,374
Affiliate investments	210	215
Non-control/Non-affiliate investments	2,104	2,424
Total PIK interest income	3,294	4,013
Fee income:
Control investments	842	623
Affiliate investments	8	12
Non-control/Non-affiliate investments	7,961	3,982
Total fee income	8,811	4,617
Dividend and other income:
Control investments	2,427	2,388
Non-control/Non-affiliate investments	(576)	307
Total dividend and other income	1,851	2,695
Total investment income	65,122	65,338
Expenses:
Base management fee	11,792	14,155
Part I incentive fee	3,651	6,524
Professional fees	6,969	1,164
Board of Directors fees	356	180
Interest expense	14,047	13,992
Administrator expense	600	1,247
General and administrative expenses	1,221	1,780
Total expenses	38,636	39,042
Base management fee waived	(96)	(111)
Net expenses	38,540	38,931
Net investment income	26,582	26,407
Unrealized appreciation (depreciation) on investments:
Control investments	(14,644)	(8,760)
Affiliate investments	458	(135)
Non-control/Non-affiliate investments	(76,861)	(29,958)
Net unrealized depreciation on investments	(91,047)	(38,853)
Net unrealized depreciation on secured borrowings	212	332
Realized gain (loss) on investments and secured borrowings:
Control investments	—	43
Non-control/Non-affiliate investments	1,367	(16,399)
Net realized gain (loss) on investments and secured borrowings	1,367	(16,356)
Net increase (decrease) in net assets resulting from operations	$(62,886)	$(28,470)
Net investment income per common share — basic	$0.18	$0.17
Loss per common share — basic	$(0.42)	$(0.19)
Weighted average common shares outstanding — basic	150,263	153,340
Net investment income per common share — diluted	$0.18	$0.17
Loss per common share — diluted	$(0.42)	$(0.19)
Weighted average common shares outstanding — diluted	158,053	161,131
Distributions per common share	$0.18	$0.28

Conference Call Information

We will hold a conference call at 10:00 a.m. (Eastern Time) on Tuesday, February 9, 2016, to discuss our quarterly financial results. All interested parties are welcome to participate. Domestic callers can access the conference call by dialing (888) 311-8137. International callers can access the conference call by dialing +1 (330) 863-3372. All callers will need to enter the Conference ID Number 17763837 and reference "Fifth Street Finance Corp." after being connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.  An archived replay of the call will be available approximately four hours after the end of the conference call and will be available through February 16, 2016 to domestic callers by dialing (855) 859-2056 and to international callers by dialing +1 (404) 537-3406. For all replays, please reference Conference ID Number 17763837. An archived replay will also be available online on the "Investor Relations" section of our website under the "News & Events - Calendar of Events" section.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. ("FSC") is a leading specialty finance company that provides custom-tailored financing solutions to small and mid-sized companies, primarily in connection with investments by private equity sponsors.  FSC originates and invests in one-stop financings, first lien, second lien, mezzanine debt and equity co-investments.  FSC's investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments. FSC has elected to be regulated as a business development company and is externally managed by a subsidiary of Fifth Street Asset Management Inc. (NASDAQ:FSAM), a nationally recognized credit-focused asset manager with over $5 billion in assets under management across multiple public and private vehicles. With a track record of over 17 years, Fifth Street's platform has the ability to hold loans up to $250 million and structure and syndicate transactions up to $500 million. Fifth Street received the 2015 ACG New York Champion's Award for "Lender Firm of the Year," and other previously received accolades include the ACG New York Champion's Award for "Senior Lender Firm of the Year," "Lender Firm of the Year" by The M&A Advisor and "Lender of the Year" by Mergers & Acquisitions. FSC's website can be accessed at fsc.fifthstreetfinance.com.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements, because they relate to future events or our future performance or financial condition. Forward-looking statements may include statements as to the future operating results, dividends and business prospects of FSC. Words such as "believes," "expects," "seeks," "plans," "should," "estimates," "project," and "intend" indicate forward-looking statements, although not all forward-looking statements include these words. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those implied or expressed in these forward-looking statements for any reason. Such factors are identified from time to time in FSC's filings with the Securities and Exchange Commission and include changes in the economy and the financial markets and future changes in laws or regulations and conditions in FSC's operating areas. FSC undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:

Investor Contact:

Robyn Friedman, Senior Vice President, Head of Investor Relations

(203) 681-3720

ir@fifthstreetfinance.com

Media Contact:

Michael Freitag / James Golden / Alyssa Cass

Joele Frank Wilkinson Brimmer Katcher

(212) 355-4449